EXHIBIT 99

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Descriptions of graphics presented in the paper copy of Gannett Co., Inc.'s
Annual Report for fiscal year ended December 26, 1993, are as follows:
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  Annual
  Report
   Page                   Table Description                              Representation
Reference      (in body of electronic format document)                   on Paper Copy
- ---------- ----------------------------------------------- ------------------------------------------
       25  common stock prices by quarters                 bar graph
           for years 1983 through February 22, 1994,
           based on NYSE-composite closing prices

       28  newspaper advertising revenues in millions      bar graph
           for years 1984 through 1993

       29  newspaper circulation revenues in millions      bar graph
           for years 1984 through 1993

       30  broadcasting revenues in millions               bar graph
           for years 1984 through 1993

       30  outdoor advertising revenues in millions        bar graph
           for years 1984 through 1993

       31  net income and income before cumulative         bar graph
           effect of accounting principle changes
           in millions
           for years 1984 through 1993

       32  return on sales (before cumulative effect       bar graph
           of accounting changes) in percentages
           for years 1984 through 1993

       33  return on shareholders' equity (before          bar graph
           cumulative effect of accounting changes) in percentages for years 1984 through 1993

       33  dividends declared per share                    bar graph
           for years 1984 through 1993

       64  map is not in the body of the electronic        Markets We Serve - 1993
           format document, however, the tables on         map of United States (including
           pages 64 - 68 list Gannett markets served       Alaska and excluding Hawaii)
                                                           designating locations of daily
                                                           newspapers, USAT print sites, television
                                                           stations, radio stations, outdoor
                                                           operations and GNS bureaus

       64  inset box is not in the body of the electronic  box inset of additional operations
           format document, however, the tables on         (outside of the continental United States
           pages 64 - 68 list Gannett markets served       and Alaska)
                                                           Newspapers:
                                                             Guam, Hawaii, Virgin Islands
                                                           Outdoor:
                                                            Canada
                                                           USAT print sites:
                                                            England, Hong Kong, Switzerland

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